EXHIBIT 23.4

W.D. VON GONTEN & CO.

December 30, 2024

LandBridge Company LLC

5555 San Felipe Street, Suite 1200

Houston, Texas, 77056

Subject: Consent to Be Named in Registration Statement

Ladies and Gentlemen:

The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Registration Statement on Form S-1 of LandBridge Company LLC and the related prospectus that is a part thereof (the “Registration Statement”). We hereby further consent to (i) the use in such Registration Statement of information contained in our reports setting forth the estimates of oil, natural gas and NGL reserves of LandBridge Company LLC as of December 31, 2022 and December 31, 2023 and (ii) the reference to us under the heading “Experts” in such Registration Statement.

Respectfully submitted,
W.D. VON GONTEN & CO.

By:	/s/ W.D. Von Gonten Jr.
W.D. Von Gonten Jr.

President
Houston, Texas